RESTRICTIVE LEGEND

THE UNITS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTERED HOLDERS OF SAID UNITS HAVE EXECUTED AN INVESTMENT REPRESENTATION WITH RESPECT THERETO. FURTHER THE UNITS HAVE NOT BEEN REGISTERED WITH THE SECURITIES COMMISSIONER OF THE STATE OF TEXAS OR ANY OTHER STATE ACCORDINGLY, THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF ANY OF SAID UNITS IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN ACCORDANCE WITH SUCH INVESTMENT REPRESENTATION, THIS AGREEMENT, AND AN APPLICABLE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT A REGISTRATION STATEMENT IS UNNECESSARY.

ETX PARK FUND #2, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement” or “Operating Agreement”_ is entered into and executed as of January 18, 2022 as the Operating Agreement of ETX PARK FUND #2, LLC, a Texas limited liability company (the “Company” herein) by and among ETX Management #1, LLC, a Texas limited liability company (“Manager”), those Persons whose names are set forth in Appendix B (the “Members”), being the Members of ETX PARK FUND #2, LLC.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS

1.       Organization and Name. The Company is and shall be a limited liability company organized under and pursuant to the Texas Limited Liability Company Act, as amended (the “Act”). The name of the Company is “ETX PARK FUND #2 LLC”. The Manager and the Members shall be the parties designated aforesaid. The addresses of the Members are set forth at Appendix B. The Managers and Members agree to execute such certificates or documents and do such filings and recordings and all other acts and assumed name certificates in the appropriate offices in the State of Texas and Texas, as may be required in order to comply with all applicable laws.

2.       Purposes.

(a)       The purpose of the Company shall be to carry on the business of investing in real property, directly or indirectly, by acquiring, owning, renovating, developing, holding for investment, operating, mortgaging, managing, leasing and otherwise exploiting and ultimately disposing of associated land, buildings, and improvements, and personal property. (Referred to herein as the “Company Purpose”.) The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing.

(b)       In carrying out the Company Purpose, the Company is authorized to do the following:

(i)       Execute and deliver all documents in connection with acquiring and financing the acquisition of assets, real and personal;

(ii)       Operate, maintain, finance, improve, own, sell, convey, assign, mortgage or lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of Company Purposes;

(iii)       Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and to secure the same by mortgage, pledge or other lien on any assets of the Company (subject to Section 8 herein);

(iv)       Enter into, perform and carry out contracts of any kind, including contracts with any Member or affiliated entity, necessary or incidental to the accomplishment of the purposes of the Company;

(v)       Bring and defend actions at law or in equity;

(vi)       Make interim investments of the Company’s funds in, among other things, obligations of federal, state and local governments or their agencies, mutual banks, commercial paper, banker’s acceptances, money market funds, bank accounts and bank certificates of deposit; and

(vii)       Engage in any kind of lawful activity, and perform and carry out contract of any kind, necessary or advisable and permitted by the Act in connection with the accomplishment of Company Purposes.

(c)       For the avoidance of doubt, in the event the Company sells a company asset but retains any leasehold interest in such asset whatsoever, for example, as a result of a sale/leaseback with the purchaser of the asset, the Company shall continue to operate and collect rents and pay its expenses, and shall continue to make distributions to the Members in accordance with Section 6(c).

3.       Place of Business and Principal Office; Registered Agent and Registered Office.

(a)       The principal place of business of the Company and the principal office of the Company shall be located at 225 E Parker Rd, Nacogdoches, Texas 75965, Attn: Brent D. Beal, or at such other location as the Manager may designate by notice to the Members.

       (b)       The initial registered agent and registered office of the Company shall be ETX Management #1 LLC at 225 E Parker Rd, Nacogdoches, Texas 75965. The Manager may designate such other person or such other address in the State of Texas as registered agent and registered office, respectively, as the Manager may, in its sole judgement, deem appropriate.

4.       Term and Fiscal Year.

(a)       The term of the Company commenced on January 18, 2022, and shall continue in perpetuity or unless and until all of the assets of the Company are sooner converted to cash or unless and until sooner terminated in accordance with the terms of this Agreement or as otherwise provided by law.

(b)       The first fiscal year of the Company shall terminate on December 31, 2022, and succeeding fiscal year shall terminate on December 31st of each year thereafter or such other date as the Company shall terminate herein provided.

5.       Capital.

(a)       The Manager, in its capacity as Manager, is not contributing and is not obligated to contribute any money to the capital of the Company.

(b)       The capital of the Company shall be divided into up to 73,000 Class A Units and 7,000 Class B Units (“Units”) to be allocated between Class A Units and B Units as the Manager, in its sole discretion, determines. Units shall be allocated and assigned to the Members in accordance with their respective Capital Contributions in order that each Member shall own one Unit per $100 contributed by such Member to the capital of the Company. Provided, the Class B Members shall receive their 7,000 Units in exchange for their work in establishing the Company. Notwithstanding the foregoing, the Manager shall have the authority and discretion to issue up to 1,500 Class A Units to any Person designated by the Company, as incentive payments or in lieu of cash payments, as allowed under this Agreement. Up to 80,000 Class A Units and Class B Units in total ($7,300,000 of capital) are authorized. No certificates or other evidence of ownership shall be issued in respect to the Units except this Agreement which, when executed on behalf of each of the Class A Members and Class B Members, shall solely represent and evidence the Units of each Class A Member and Class B Member. Each Member must execute a subscription agreement, issued and approved by the Manager, before Units may be issued to such Member.

(c)       A separate capital account shall be maintained for each Member in accordance with the provisions of Section 704(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the regulations promulgated thereunder. In furtherance but not in limitation thereof, there shall be credited to each such person’s capital account (i) the amount of money contributed by the person to the Company, (ii) the person’s share of income or gain (or items thereof), including income and gain exempt from tax but excluding items of income and gain described in Treasury Regulation 1.704-1(b)(4)(i), and there shall be charged against each person’s capital account, (iii) the amount of money distributed to the person by the Company, (iv) allocations to the Members of the Company expenditures which are not deductible for federal income tax purposes and are not chargeable to the capital account under Code Section 705(a)(2)(B) and (v) the person’s share of loss and deduction (or items thereof) but excluding items of loss or deduction described in Treasury Regulation Sections 1.704-1(b)(4)(i) or (iii). The Members’ capital accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the Company at book value, or a revaluation thereof, rather than at adjusted tax basis). The Member’s capital accounts shall be further increased or decreased as may be required by Treasury Regulation Section 1.704-1(b)(2)(iv). Except for organization fees which the Company elects to amortize in accordance with Code Section 709(b), Company syndication and organization expenses shall, solely for purposes of determining a person’s capital account, be treated as if they were deductible expenses and shall be allocated specially to those persons incurring same. To the extent a person’s capital account is greater than zero, such excess is hereinafter referred to as a “positive balance.” To the extent that a person’s capital account is less than zero, said amount is hereinafter referred to as a “deficit balance.”

(d)       Subject to Section 17(b) herein, the personal liability of the Manager and any Member arising out of or in any manner relating to the Company shall be limited to and shall not exceed such person’s capital contribution, except with respect to the Manager, any liability arising from its fraud, gross negligence or willful misconduct.

(e)       No person shall have any personal liability for liabilities or obligations of the Company, except to the extent of his capital contribution as set forth at Appendix B hereto, and no person shall be required to make any further or additional contributions to the capital of the Company or to lend or advance funds to the Company for any purpose, unless they have agreed to do so as part of their capital commitment as set forth at Appendix B. No person shall be entitled to the return of his capital, except to the extent, if any, that distributions are made or deemed to be made to such person pursuant to this Agreement.

(f)       No interest or additional share of profits shall be paid or credited to the Manager and the Members on their capital accounts, or any undistributed profits or funds left on deposit with the Company; provided, however, that nothing herein contained shall be construed to prevent or prohibit the payment of interest on account of loans made by the Manager or Members to the Company. If any Member shall loan or advance any funds to the Company in excess of the capital contribution of such Member prescribed herein, such loan or advance shall not be deemed a capital contribution to the Company and shall not in any respect increase such Member’s interest in the Company.

(g)       No Manager or Member shall have the right to withdraw any capital that he shall have paid to the Company, except in accordance with the provisions of this Agreement.

(h)       (i) The Manager may, at any time, call for additional capital contributions from the Class A Members, if the Manager determines that such additional capital contributions are required to enable the Company to pay amounts otherwise expended or reasonably expected to be expended by the Company. The existing Members will have a preemptive right, as described at (ii) below, in which to make their investment decision to maintain their pro rata interest, prior to the Manager making an offer to third party investors. Upon receipt of such additional capital contributions, the Manager shall create a new class of equity interest in the Company in accordance with the terms and conditions so agreed upon with such investors, which may be senior to the interests of the then-current Members. Upon receipt of such additional capital contributions, the Manager will admit as members any persons who made capital contributions. Any Members that do not make their pro rata portion of an additional capital contribution will have their percentage interest in the Company diluted accordingly.

(ii)       If the Manager desires to issue any additional interests in the Company, then prior to doing so the Company shall first offer each existing Member an opportunity to acquire a portion of such additional interests proportionate to such Member’s Proportionate Share. Each Member shall exercise such Member’s preemptive rights hereunder within 15 days following the receipt of written notice from the Company describing in reasonable detail the purchase price and payment terms for the issuance. Upon the expiration of the offering period described in the preceding sentence, the Company shall be entitled to issue such additional interests (which any existing Member has not elected to acquire) during the 180-day period following the expiration of the offering period on terms and conditions no more favorable to the purchasers thereof than those offered to the existing Members. Any additional interests in the Company offered or sold by the Company following such 180-day period shall be reoffered to the Members pursuant to the terms of this Section 5(h).

6.        Allocations and Distributions.

(a)       Certain Definitions. For the purposes of this Agreement:

“Affiliate” shall mean, as to any named person or persons, any person, corporation, partnership, limited liability company, trust or other entity that directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control with such named person or persons. The terms “Affiliate” shall also include a person’s spouse, children, brothers, sisters, father or mother and a trust, family partnership, or family limited liability company directly or indirectly for the benefit of any such persons.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Section 1.704-1(b(2)(iv)(d)-(g).

“Capital Contributions” shall mean, from time to time, the aggregate amount of capital contributions made to the Company by a Member.

“Cash Flow” shall mean all cash receipts of the Company from all sources less cash expended or reserved in the discretion of the Manager for currently due and maturing liabilities (including debts to the Manager or Members or Affiliates thereof), expenses, capital expenditures and obligations of the Company or secured by the asset of the Company.

“Invested Capital” shall mean, with respect to any Class A Member, the capital contributed by such Class A Member to the Company.

       “IRR” shall mean the “internal rate of return” as calculated using the Microsoft Excel 2003 XIRR function, or update in Microsoft Excel that produces a materially similar result. For purposes of calculating the “internal rate of return” (i) each Capital Contribution shall be treated as having been made on the day on which such Capital Contributions was required to be paid to the Company (as set forth in the applicable call notice) or if later, when such contribution was in fact paid to the Company, if a payment was made after the date specified in the call notice), and (ii) distributions made shall be taken into account in chronological order and given effect as of the date made by the Company.

“Percentage Interests” shall mean the number of Units held by a Member divided by the total amount of authorized, issued, and outstanding Units. Percentage Interests may be calculated in relation to the other Members in a certain Member’s class of Units or in relation to the total amount of Units of the Company. The Percentage Interests will be set forth in Appendix B.

“Person” shall mean an individual, a partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal entity.

“Preferred Return” shall mean an amount equal to a 7% cumulative return, compounded annually, on each Class A Member’s Invested Capital from time to time, computed to the date that is seven days prior to the distribution of such amounts by the Company.

“Property Management Services Provider” shall mean any person, corporation, partnership, limited liability company, trust or other entity that the Manager contracts with to manage the real property owned by the Company.

“Profits and Losses” shall mean, with respect to any fiscal year or other allocation period, the taxable income or loss of the Company determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)       Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company, provided, that the amounts of any adjustments to the adjusted basis of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(ii)       The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

       (iii)       Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Book Value with respect to such property as of such date.

(iv)       In the event the Book Value of any Company asset is adjusted in accordance with the Regulations under the Code, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(v)       Any items specially allocated under Section 6(d) shall not be taken into account in the calculation of Profits and Losses.

(b)       Allocation of Profits or Losses. Profits or Losses shall be allocated as follows:

(i)       Losses shall be allocated (1) first, to and among those persons having positive balances in their capital accounts in proportion to and to the extent of such positive balances; and (2) any remaining Losses shall be allocated to and among the Class A Member and Class B Member in proportion to their Units; and

(ii)       Profits shall be allocated (1) first, to and among those persons having deficit balances in their capital accounts, in proportion to and to the extent of such deficit balances; (2) second, to and among the Class A Members and Class B Members in an amount which is necessary to increase their capital account balances to the amount of their Invested Capital; (3) third, to the Class A Members the accrued but unpaid portion of their Preferred Return; (4) fourth, eighty percent (80%) to the Class A Members and twenty percent (20%) to the Class B Members.

(iii)       For purposes of the allocation of Profits, if any, pursuant to this Section 6(d), the portion of such Profits, if any, constituting a recapture of ordinary income shall be allocated among the Members in the same ratio as the deductions with respect to such recapture were allocated to the Members or their predecessors in interest.

(iv)       Notwithstanding anything to the contrary in this Section 6, if, upon a sale of a Company asset and after all other allocations provided for in this Section 6 have been tentatively made as if this Section 6(b)(iv) were not in this Agreement, the Capital Account of each Member is not equal to the amount that would be distributed to such Member pursuant to Section 6(c), then Profits and Losses for the fiscal year in which a sale of such asset takes place shall be allocated among the Members in a manner such that Capital Account of each Member immediately after giving effect to such allocation is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 6(c).

(c)       Application of Cash Flow. Cash Flow, if any, shall be applied in accordance with the provisions of Appendix A.

(d)       Regulatory Allocations.

       (i)       Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement (except as provided in Section 6(d)(ii)), if there is a net decrease in Minimum Gain (as defined below) for a Company taxable year, the Manager and each Member shall be allocated, before any other allocation of Company items for such taxable year, items of gross income for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the Manager’s and such Member’s share of the net decrease in Minimum Gain during such year. The income allocated pursuant to this Section 6(d)(i) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more non-recourse liabilities, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company.

(ii)       Exceptions to Section 6(d)(i). The allocation otherwise required pursuant to Section 6(d)(i) shall not apply to a Manager or Member to the extent that: (a) the Manager’s or such Member’s share of the net decrease in Minimum Gain is caused by a guarantee, refinancing or other change in the instrument evidencing a nonrecourse debt of the Company which caused such debt to become a partially or wholly recourse debt or a “Partner nonrecourse debt” (as defined below), and such Manager or Member bears the economic risk of loss (within the meaning of Treasury Regulation Section 1.752-2) for such changed debt; (b) such Manager’s or Member’s share of the net decrease in Minimum Gain results from the repayment of a nonrecourse liability of the Company, which repayment is made using funds contributed by such person to the capital of the Company; (c) the Internal Revenue Service (“IRS”), pursuant to Treasury Regulation Section 1.704-2(f)(4), waives the requirement of such allocation in response to a request for such waiver made by the Manager on behalf of the Company (which request the Manager may or may not make, in his sole discretion, if he determines that the Company would be eligible therefore); or (d) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the IRS pursuant to Treasury Regulation Section 1.704-2(f)(5), which exceptions apply to such Manager or Member, as determined by the Manager in his sole discretion.

(iii)       Qualified Income Offset. Notwithstanding any other provision of this Agreement if the Manager or a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an excess deficit capital account balance with respect to the Manager or such Member, items of Company gross income and gain shall be specially allocated to the Manager or such Member in an amount and manner sufficient to eliminate such excess deficit capital account balance as quickly as possible.

(iv)       Gross Income Allocation. If at the end of any Company taxable year, the Manager or a Member has an excess deficit capital account balance, the Manager or such Member shall be specially allocated items of Company income in an amount and manner sufficient to eliminate such excess deficit capital account balance as quickly as possible.

(v)       Definitions

       (A)       “Minimum Gain” shall have the meaning given it in Treasury Regulation Section 1.704-2(d) and shall generally mean the amount by which the non-recourse liabilities secured by any assets of the Company exceeds the adjusted tax basis of such assets as of the date of determination.

(B)       The “excess deficit capital account balance” of the Manager or any Member shall be the capital account balance of the Manager or such Member, to the extent such balance is a deficit after being adjusted by: (i) crediting thereto (A) that portion of any deficit capital account balance that the Manager or such Member is required to restore under the terms of this Agreement, and (B) the amount of the Manager’s or such Member’s share of Minimum Gain, including any “Partner nonrecourse debt” (as defined in Treasury Regulation 1.704-2(b)94)); and (ii) charging thereto the items described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that apply to the Manager or such Member. The existence and amount of any excess deficit capital account balance at the end of any year shall be determined before any other allocations provided for in this Section 6 for such year have been made.

(C)       The Manager’s or Member’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section 1.704-2(g).

(vi)       Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any item of Company Loss, deduction or expenditures described in Code Section 705(a)(2)(B) that is attributable to a Partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to those persons that bear the economic risk of loss for such Partner nonrecourse debt, and among such persons in accordance with the ratios in which they share such economic risk, determines in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any Partner nonrecourse debt minimum gain of the Company, each person with a share of such Partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulations Section 1.704-2(i)(4).

(vii)       Interpretation. The foregoing provisions of this Section 6(d) are intended to comply with Treasury Regulation Section 1.704-1(b) and Treasury Regulation Section 1.704-2, and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

(viii)       Curative Allocations. If any allocation of gain, income, loss, expense or any other item is made pursuant to this Section 6(d) (the “Regulatory Allocations”) with respect to the Manager or one or more Members (the “Deficit persons”), then the balance of such items for the current and all subsequent fiscal year shall be allocated among the Manager and Members other than the Deficit persons as if such items were allocated among the Manager and all the Members (including the Deficit persons) without regard to this Section 6(d), until the amount of such items that would have been allocated to the Deficit persons but for the Regulatory Allocations equals the amount allocated to the Deficit persons pursuant to the Regulatory Allocations.

(e)       Section 704(c) Allocation. It is the parties’ intent that the income, gain, loss, and deduction shall be determined and allocated among the Members in accordance with Section 704(c) and the regulations thereunder, at such time as there is a taxable event and the entirety of the assets of the Company are sold.

(f)       No Priority. Except as otherwise provided herein, (i) no person shall have priority over any other person either as to the return of capital or as to Profits, Losses, or distributions, and (ii) allocations and distributions of Profits, Losses and Cash Flow among the Class A Member and the Class B Member, shall be made in accordance with their Units. Neither the Manager nor any Member shall have the right to demand or receive property other than cash for his capital in the Company or in payment of his share of Profit or Cash Flow, except for the issuance of Class B shares as contemplated in Section 5(b).

(g)       Tax Withholding. The Company at all times shall be entitled to discharge any and all obligations of the Company to withhold or make payment to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distributions or allocation of income or gain to a Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6(g) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to such Member such Member shall reimburse the Company for the among of such payment, on demand (which reimbursement shall not be treated as a Capital Contribution). The amount of a Member’s reimbursement obligation under this Section 6(g), to the extent not paid, shall accrue interest at an annual rate, compounded monthly, equal to the lesser of (A) eighteen percent (18%), and (B) the maximum rate of interest allowed by applicable law, and shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s, obligation hereunder. Each Member’s reimbursement obligation under this Section 6(g) shall continue after such Member Transfers its Units in the Company or after a withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member which indemnification obligation shall survive the transfer of such Member’s Units and the dissolution and termination of the Company. Any amount payable as indemnification hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such person for all such amounts. Notwithstanding the foregoing, any taxes that are incurred by the Company that are not determined by reference to the Members (or the owners thereof) shall be treated as expenses, and not as amounts distributed to the Members or amounts for which the Members are required to reimburse the Company pursuant to this Section 6(g).

(h)       Timing of Cash Flow Distributions. The Manager shall cause Cash Flow from operations to be distributed on a quarterly basis and Cash Flow from refinancing of dispositions to be distributed within 60 days of such refinancing or disposition; provided the determination of Cash Flow, and the proper level of reserves, shall be determined in the reasonable discretion of the Manager.

7.        Management.

(a)       The Manager, subject to the Act and the terms and provisions of this Agreement, shall have full power of management control of the conduct and operation of Company business. In addition to the rights and power herein conferred, the Manager shall possess and may exercise all of the rights and powers of a Manager as provided in (but subject to the limitations and restrictions of) the Act, as now in effect or as hereafter from time to time amended.

(b)       The Members, in their capacities as such, shall not take part in the management of the business of, or transact any business for, the Company, and shall have no power to contract for or act on behalf of the Company (except to the extent a Member is also the Manager). The Members shall have such rights concerning the conduct of Company affairs as are provided by the Act to the extent not inconsistent with the provisions of this Agreement.

(c)       The Manager is hereby authorized and vested with the power on behalf of the Company and without the consent of the Members, to cause the Company to acquire financing to accomplish the Company purposes; to sell, transfer, convey, exchange, encumber, or otherwise deal with the assets of the Company; to borrow money or incur indebtedness on behalf of the Company; to repay, refinance, recast, increase, modify or extend any indebtedness of the Company; to execute or cause to be executed any instruments in connection with the foregoing to carry out the intentions and purposes hereof.

(d)       The Members hereby expressly and specifically grant to the Manager the power and authority, on behalf of the Company and without further consent of the Members, to (i) transfer, convey and relinquish without consideration to the Company all of the Company’s rights, title and interest in and to its assets to any mortgagee or other security interest holder in such assets or its successor or assigns (“secured party”), provided that there has occurred an event of default under the indebtedness secured by such assets and that said secured party has demanded said transfer, conveyance and relinquishment; and (ii) to grant to any secured party the power and authority to appoint any attorney of any court to confess judgement against the Company, provided that there has occurred an event of default under the mortgage or other security instrument held thereby, including the power and authority to execute or cause to be executed for and on behalf of the Company any instruments in connection with the foregoing.

(e)       The Manager may engage on behalf of, and at the expense of, the Company, such persons, firms or corporations as the Manager in its reasonable judgement shall deem advisable for the conduct and operation of the business of the Company, including without limitation, managers, leasing, rental and sales agents and brokers, mortgage bankers, lawyers, accountants, architects, engineers, consultants, contractors and purveyors of other services or materials for the Company on such terms and for such compensation or costs as the Manager, in its reasonable judgement, shall determine.

(f)       The Manager may, on behalf and at the expense of the Company, engage the Manager or a Member or a firm in which the Manager, a Member, or an officer, director, stockholder or Affiliate of any of them, has an interest, to render services to the Company or to loan funds to the Company, provided that the fees or other compensation payable for such services, are specifically authorized by the terms of this Agreement or are being provided at market rates, as reasonably determined by the Manager.

(g)       Without limiting the generality of Section 7 hereof, the following engagements and payments are hereby authorized and approved by the Members:

(i)       Entity Management Fees. The Company shall pay the Manager Entity Management Fees which will be determined by the phase and progress of the underlying projects which are being developed by the Company, in accordance with the following terms and provisions. First, the Company shall pay the Manager an Entity Management Fee of $5,000.00 per month until construction commences on such projects. Beginning the month following the commencement of construction, the Company shall pay manager an Entity Management Fee of $7,500 per month until Manager has determined that the construction, the Manager shall adjust the Entity Management Fee in consultation with the Class A Members to an amount not to exceed 3.0% of gross rents collected monthly during the period of the Company’s ownership of such resulting real property assets.

(ii)       The Company shall enter into a contract with the Manager to supervise any construction project and shall pay a Direct Project/Construction Oversight Fee to the Manager equal to 3% of hard and soft costs (exclusive of Entity Management Fee, expected to be paid monthly), subject to true up as reasonably required. Manager may elect, in its sole discretion, to receive payments for this Direct Project/Construction Oversight Fee in Class A Units, valued at $100 per each Unit, if Units from the initial issuance of 73,000 Class A Units are available.

(iii)       The Company may retain a Property Management Services Provider, and, if so, the Company shall pay such Property Management Services Provider in accordance with prevailing market rates to manage real property owned by the Company, including hiring and training the staff, managing payroll, keeping monthly records, running daily operations, and doing work for the Company as the Manager directs.

(iv)       The Company shall pay the Manager a Debt Financing Fee of 1.0% of debt financing, to be paid at the time of loan closing, for any and all debt financing secured by the Manager for the Project.

(v)       The Company shall also pay Brock Beal and/or Brent Beal a Recourse Guaranty Fee of 0.5% of the loan amount for any Company financing which must be guaranteed by him or an Affiliate, at the loan closing, for signing the personal guaranty on mortgage financing (to be paid at the time of the loan closing). The Manager shall have the discretion to withhold this fee. [The foregoing does not apply to any non-recourse mortgage loan or a limited guaranty of so-called “bad-boy” carve outs.]

(vi)       The Company shall reimburse the Manager and Affiliates thereof for any and all reasonable out-of-pocket costs and expenses incurred by the Manager or such Affiliates in connection with the formation, activities and operations of the Company prior to and from and after the date hereof, legal and accounting fees, organizational costs, printing costs, travel expense and government and regulatory filing fees and expenses, any administrative, filing or other organizational expenses. Further provided, any other expenses incurred with regard to the Class A Member’s capital raise will be borne by the Company.

(vii)       The Company shall also pay the Manager a Disposition Fee equal to 2.0% of the refinancing loan amount or sale price, as the case may be, at the time of any sale of any asset, for its services in negotiating and executing such sale.

(h)       The Manager and its agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the Members or their successors or assigns for any acts performed or omitted within the scope of the authority conferred on the Manager, and such agents and employees by this Agreement, including, without limitation, the transfer or conveyance of Company assets therein and the grant of power and authority respecting a confession of judgement as provided for in Section 7(d) hereof, provided that the Manager or such agents or employees shall act in good faith and shall not be guilty or willful misconduct or gross negligence.

(i)       Nothing herein contained shall impose any obligation upon any third party dealing with the Company to inquire as to the authority of the Manager, and any such third party shall be fully justified in relying upon such authority.

8.       Voting Rights.

(a)       As set forth elsewhere in this Agreement, the Manager has exclusive authority to operate the business of the Company.

(b)       Other than those voting rights enumerated in Section 18 of this Agreement, Class A Members shall have no voting rights attached to their Class A Units.

(c)       Class B Members shall have full voting rights with regard to their Class B Units.

9.       Other Activities of the Members. The Manager and any Member (or any Affiliate thereof) may engage and possess an interest in any other business venture of any nature, kind or description, including, but not limited to, a property of business competitive with the business conducted by the Company. Neither the Manager nor any Member (or any Affiliate thereof) shall have any obligation whatsoever to offer other investment opportunities to the Company or any Manager or Member or share with the Company or any other Manager or Member any profits or distributions from any other investment opportunity.

       10.       Banking, Records and Tax Matters.

(a)       All funds of the Company shall be deposited in its name in accounts (with banks, “money-market funds,” or securities of the United States government or like investment or depository media) designated by the Manager, and the Manager or its designees shall have the right to draw checks thereon and make, deliver, accept and endorse negotiable instruments in connection with the Company’s business.

(b)       Accurate books, records and accounts shall be maintained by the Company showing its assets, liabilities, operations, transactions and financial condition. The Company books, records and reports shall be maintained at the principal office of the Company and each member (and the designated representative of any Member) shall, at all reasonable times and during regular business hours, have the right to inspect and copy same. The Company shall furnish to each Member, promptly upon request, a current list of the names and addresses of all of the Members of the Company.

(c)       The Company shall furnish to each Member, upon request, within ninety (90) days after the end of each calendar year, financial statements for the calendar year just ended prepared by the Property Manager.

(d)       Within ninety (90) days following the close of each fiscal year of the Company (or earlier, if required pursuant to the Code), the Manager shall cause to be prepared (at the Company’s expense a United States Company Return of Income and cause to be furnished to each person who was a Member during the fiscal year a schedule of each such member’s share of income, credits, and deductions on the form then prescribed by the Internal Revenue Service and the State of Texas. All elections and options available to, or determinations as to items of income or expense of, the Company for federal or state income tax purposes shall be taken, rejected or made by the Company in the sole discretion of the Manager.

(e)       In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of any interest in the Company permitted by this Agreement made in the manner provided in Section 743 of said Code, the Manager on behalf of the Company, may file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable regulations promulgated thereunder. Any additional costs or expenses incurred by the Company as a result of such an election shall be borne pro rata by the persons benefiting from such election.

(f)       Partnership Representative

(i)       The Manager is hereby designated as the “partnership representative” fo the Company pursuant to Section 6223(a) of the Code (as amended by the Title XI of the Bipartisan Budget Act of 2015 (such Title XI, including the corresponding provisions of the Code impacted thereby, and any corresponding provisions of state or local income tax law, as the same may be amended from time to time, the “2015 Act”)) (the “Partnership Representative”), and to the extent authorized or permitted under applicable law, but subject to the provisions of this Agreement, the Manager shall represent the Company in connection with all examinations of Company affairs by taxing authorities, including resulting administrative and judicial proceedings. The Partnership Representative shall be reimbursed by the Company for any reasonable expenses incurred in its capacity as Partnership Representative. The Company shall indemnify, defend and hold the Partnership Representative harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorney’s fees) sustained or incurred as a result of any act or decision concerning the Company tax matters and within the scope of its responsibility as Partnership Representative.

(ii)       In the event the Company incurs any liability for taxes, interest or penalties pursuant to the 2015 Act:

(A)       the Partnership Representative may cause the Members (including any former Member) to whom such liability relates, as determined by the Partnership Representative in its sole good faith discretion (taking into account the specific tax status of the relevant Members (e.g., tax-exempt or non-U.S. person), to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution and shall not be limited by or reduce such Member’s (or former Member’s) obligation to make Capital Contributions;

(B)       any amount not paid by a Member (or former Member) at the time requested by the Partnership Representative shall accrue interest at an annual rate, compounded monthly, equal to the lesser of (A) eighteen percent (18%), and (B) the maximum rate of interest allowed by applicable law, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages;

(C)       without reduction in a Member’s (or former Member’s) obligation under clauses (A) and (B), any amount paid by the Company that is attributable to a Member (or former Member) as determined by the Partnership Representative in its sole good faith dicretion (taking into accounts the specific tax status of the relevant Members, e.g., tax-exempt or non-U.S. person), and that is not paid by such Member pursuant to clauses (A) and (B) shall be treated for purposes of Section 6(c) as a distribution to such Member (or former Member); and (D) if the Company is eligible to so elect, the Partnership Representative may cause the Company to elect pursuant to Code Section 6221(b) (as in effect after the effective date of the 2015 Act) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any U.S. federal income tax audits and other proceedings for the taxable year. Further, if any partnership adjustment (as defined in Code Section 6241(2) (as in effect after the effective date of the 2015 Act)) is determined with respect to the Company, the Partnership Representative may make such elections and take such other actions, including causing the Company to pay the amount of any such adjustment under Code Section 6225 (as in effect after the effective date of the 2015 Act), making an election under Code Section 6226 (as in effect after the effective date of the 2015 Act(, or filing a petition in the Tax Court.

The obligations of each Member (or former Member) under this Section 10(f) shall survive the Transfer by such Member of all or part of its Units herein, and the dissolution, liquidation and termination of the Company.

11.       The Manager

(a)       If the Manager is adjusted bankrupt, enters into an assignment for the benefit of creditors, has a receiver appointed to administer its interest in the Company, is the subject of a voluntary or involuntary petition for bankruptcy that is not dismissed or vacated within 90 days of filing, or applies to any court for protection from its creditors or has such interest seized by a judgement creditor, or if the Manager shall die, is adjudicated an incompetent, or becomes permanently disabled (the foregoing events are collectively referred to hereinafter as an “Event of Retirement”), said Manager shall immediately retire as a Manager of the Company.

(b)       If a Manager at any time withdraws or suffers an Event of Retirement and there is no remaining Manager, the Class B Members shall have the right, within 90 days thereafter, by the vote of such Members owning a majority of the Units, to appoint one or more new Managers as replacement Manager(s). In such event, the Members shall create for such replacement Manager(s) such interest in the Company Profits, Losses and Cash Flow, as the Class B Members may agree upon, from the interests of the Class B Members proportionately. Any dilution of the equity interests of the Class B Members that may be needed to create an equity interest for a new Manager shall be made pro rata among the collective interests of the Class B Members.

(c)       In the event of the timely appointment of a replacement or additional Manager(s) pursuant to this Section, the relationship of the Members shall be governed by the provisions of this Agreement, the Company shall be continued, and the replacement or additional Manager(s) shall have (or if there shall be more than one Manager, share) all of the management rights, duties, responsibilities, authority, and powers provided the Manager in this Agreement. In the event that the Class B Members fail to select a replacement or additional Manager(s), whichever the case may be, within 90 days following retirement of the last remaining Manager, the Company shall dissolve and terminate.

12.       Assignment of Class A Member’s or Class B Member’s Interest.

(a)       A Class A Member or Class B Member may not sell, transfer, encumber, pledge or assign all or any part of his interest or Unit(s) in the Company without the prior written consent of the Manager, which consent may not be unreasonably withheld, subject to the provisions herein. In order for an assignee to constitute a substituted or additional Member or a permitted assignee, the conditions set forth in Section 12(b) herein must be satisfied. In no event shall the Manager consent to an assignment of any Unit or other interest of a Member in the Company unless in the opinion of the counsel satisfactory to the Company (if so requested by the Manager) such assignment will not result in a termination of the Company for federal income tax purposes, (ii) will not result in the Company failing to qualify for an exemption from the registration requirements of the federal or any applicable state securities laws, and (iii) will not be to a person whose investments are governed by the Employee Retirement Income Securities Act of 1974, as amended, or to a person that is a “foreign person” as that term is defined in Code Section 1445(f).

No person shall be admitted as an additional or substituted Member under this Agreement unless and until:

(i)       an assignment contemplated by Section 12(a) is made in writing, signed by the assigning Member and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to and approved by the Manager;

(ii)       the Company has received an opinion of counsel as contemplated by Section 11(a) or waived this requirement, and such opinion is paid for by the additional or substituted Member;

(iii)       the prospective admittee executes and delivers to the Company a written agreement in form reasonably satisfactory to the Manager, pursuant to which said person agrees to be bound by and confirms the obligations, representations, warranties and power of attorney contained in this Agreement (this may be done either in an amendment to this Agreement as referenced in (iv) below or by separate instrument); and

(iv)       an appropriate amendment to this Agreement is executed and any documents required by law to be filed of record are so filed.

(c)       In the event an assignment is made in accordance with the terms hereof, unless otherwise required by the Code:

(i)       the effective date of such assignment shall be the date the written instrument of assignment is delivered to the Company and approved by the Manager;

(ii)       the Company and the Manager shall be entitled to treat the assignor of the assigned interest or Units as the absolute owner thereof in all respects and shall incur no liability for allocations or Profits or Losses and distributions of Cash Flow made in good faith to such assignor until such time as the written instrument of assignment has been actually received and approved by the Manager and recorded in the books of the Company; and

(iii)       the division and allocation of Profits or Losses attributable to the Units between the assignor and assignee during any fiscal year of the Company shall be based upon the length of time during such fiscal year, as measured by the effective date of such assignment, that the assigned interest or Units were owned by each of them and shall not be based upon the date or dates during such fiscal year in which income was earned or losses were sustained by the Company; provided, however, that in the event of a sale of substantially all of the assets of the Company, the division and allocation of Profits or Losses resulting from such sale shall be based upon the date or dates such income was earned or losses were sustained by the Company.

(d)       The cost of processing and perfecting an admission contemplated by this Section (including reasonable attorney’s fees incurred by the Company) shall be borne by the party seeking admission as a Class A or Class B Members to the Company.

13.       Death, Incompetency, Insolvency or Dissolution of a Member; Dissociation. A Member may not voluntarily withdrawal from the Company. The death, incompetency, insolvency or dissolution or other event causing a Member’s dissociation shall not terminate the Company. Upon the death of a Member, his executor, administrator, or successor in interest shall have all of the rights and duties of a Member for the purpose of settling his estate. A Member who willfully withdraws as a Member in violation of this Agreement shall be considered in breach of this Agreement, and shall be liable to the Company and the other Member for any damages caused by the dissociation. In the event a Member is dissociated from the Company upon the occurrence of any event described under the Act, the transferee or other successor in interest to the dissociated Member shall be subject to this Agreement, including, without limitation, Section 14. The Company shall have no obligation to purchase the Units of a dissociated Member under the Act or otherwise; and no Member who suffers an event of dissociation or a successor thereto may require the Company to redeem or otherwise purchase their Units. A dissociated Member shall only have such rights to distributions attributable to his Units that he would have if such Member had not dissociated; that is, at such time as distributions are made to the Members, the dissociated Member shall receive his pro rata share of such distributions attributable to his Units. On any dissociation, the Member’s right to vote or otherwise participate in the conduct of the Company’s business shall terminate, and he or his successor shall be treated as a transferee of a Member’s interest, until such time, if any, that the successor to such dissociated Member is admitted as an additional or substitute Member under Section 12. The interest of a dissociated Member shall be disregarded in determining whether any consent, approval or other action has been given or taken by the Members.

14.       Transferees and Successors. Any person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which his predecessor in interest was subject or bound, without regard to whether such a person has executed a subscription agreement or a counterpart hereof or any other document contemplated hereby. No person, including the legal representative, heir or legatee of a deceased Manager or Member, shall have any rights or obligations greater than those set forth in this Agreement and no person shall acquire an interest in the Company or become a Manager or Member thereof except as permitted by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, permitted assigns, heirs, legatees, beneficiaries, legal representatives, executors, administrators, and successors in trust.

15.       Dissolution and Winding-Up.

(a)       Upon dissolution of the Company, its assets shall be converted to cash or its equivalent and its affairs shall be wound up with reasonable speed but with a view towards obtaining fair value for Company assets, and thereupon unless otherwise required under the Act, the proceeds of liquidation shall be used to first pay or settle (and where appropriate, the establishment of reasonable reserves for) the Company’s debts and obligations, including to Members who are creditors, in the order of priority and to the extent provided by law, and then distributed among the Members in accordance with the provisions of Section 6(c) herein. If there is no Manager to effect such liquidation, Class A and B Members owning a majority of the Units may designate any person, firm or corporation, as a liquidating trustee, for that purpose who shall have all of the rights, powers, and authority of the Manager stated herein in connection therewith.

(b)       Each party hereto hereby waives any and all rights to partition the assets of the Company or any part thereof or to otherwise divide (whether through an action in equity or through some other means) the beneficial interest in any nominee holding title thereto.

(c)       In the event that the Manager determines that it is necessary or desirable to make a distribution of a Company asset in-kind, upon dissolution of the Company or at any other time, such asset shall be transferred and conveyed to the Members as tenants in common so as to vest in them undivided interests in the whole of such asset in the same proportions as a cash distribution equal to the value of such asset had been distributed to the Members pursuant to Section 6(c). A distribution described in the preceding sentence may be given effect indirectly by transferring the asset that would otherwise be distributed in-kind to one or limited liability companies or other entities and distributing interests in such company or other entity to the Members. The Manager may make such an in-kind distribution (or not receiving such Member’s full proportionate share thereof) receives a substitute distribution of cash or another asset of value that results in all Members receiving their full proportionate shares of the aggregate value of such distributed cash and assets. All assets distributed in-kind shall be valued at fair market value as determined by the Manager. Any asset distributed in-kind shall be subject to such reasonable conditions and restrictions as the Manager determines are necessary or desirable in order to preserve the value of the assets distributed or for legal reasons.

(d)       In the discretion of the Manager, all or any portion of the distribution that would otherwise be made to the Members pursuant to Section 15 may be distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company and paying any debts or other obligations of the Company arising out of or in connection with the Company. The Manager shall appoint one or more persons as liquidating trustee. The assets of any such trust shall be distributed to the Members from time to time in the discretion of the liquidating trustee in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

(e)       As part of the winding-up of the Company, a final accounting shall be made of the activities of the Company from the date of the last previous accounting to the date of dissolution.

16.       No Personal Liability for Return of Capital and Loans. Neither the Manager nor any Member shall be personally liable for the return or repayment of all or any portion of the capital contribution of any person or for the repayment of all or any portion of any loan made by the Manager or any Member to the Company, it being expressly understood that any such return of capital contribution and/or repayment of any such loan shall be made solely from the assets (which shall not include any right of contribution from the Manager) of the Company.

17.       Indemnification.

(a)       The Company shall indemnify, defend, and hold the Manager and its employees and agents, or their respective successors, executors, administrators or personal representatives, officers, directors and shareholders (collectively, “Indemnitees”) harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorney’s fees) sustained or incurred as a result of any act, decision or omission concerning the business or activities of the Company provided that the Indemnitee was not guilty of gross negligence or willful misconduct and was acting in good faith within the Indemnitee reasonably believed to the scope of its authority for a purpose which it reasonably believed to be not opposed to the interests of the Company. Such indemnification shall be made only to the extent of the assets of the Company.

(b)       In the event of the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Manager’s or Member’s (i) personal obligations or liabilities unrelated to Company business, or (ii) breach of any representation or warranty made to the Company, such Manager or Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys’ fees, and the interests of such person in the Company may be charged therefore.

18.       Amendment. If, at any time during the term of the Company the Manager shall deem it necessary or desirable to make any change in any of the provisions hereof, or any additions hereto, for the advantageous or satisfactory management of Company business, it may be done it embodied in an instrument signed by the Manager, the Class A Members and Class B Members holding a majority of the Units then outstanding, voting together as a single class, either personally or by their attorney(s) in-fact. Provided, however, the Manager may (a) amend the Agreement to admit additional Members under Section 5(d) or 5(h), (b) make non-material changes to the Operating Agreement as determined in the Manager’s reasonable discretion, (c) make any changes required by a lender to the Company to obtain financing, and (d) make any other changes to the extent the Manager determines, in its sole discretion, that the amendment is necessary or advisable in order to allow the Company to meet its business objectives consistent with this Agreement, all without the consent of the Members. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement. In no event shall any amendment to this Agreement (i) disproportionately decrease the right of any Member to distributions in relation to Members similarly situated or otherwise alter a Member’s right to distributions, except as otherwise permitted by this Agreement, (ii) cause any Member to incur any additional personal liability with respect to the Company, (iii) require any Member to contribute any additional capital to the Company not already provided for in this Agreement, (iv) eliminate any express right any Member may have in this Agreement to vote on, approve or veto any action or decision relating to the Company, (v) reduce the indemnification available to the Members, (vi) amend the capital call preemptive rights of the Members under Section 5(h)(ii) herein, or (vii) amend this Section 18 unless in each case the Members adversely affected thereby consent in writing to such modification or amendment.

19.       Power of Attorney. The Members, by execution of this Agreement, irrevocably constitute and appoint the Manager or any replacement Manager, with full power of substitution, his true and lawful attorney-in-fact, in his name, place and stead to consent to, make, execute, sign, acknowledge, swear to, record and file, on behalf of such Member and on behalf of the Company, the following;

(a)       this Agreement, the Certificate of Formation, a certificate of doing business under an assumed name, and any other certificates or instruments which may be required to be filed by the Company or the Manager or Members under the laws of the State of Texas and Texas or any other jurisdiction whose laws may be applicable;

(b)       Articles of Dissolution of the Company and such other instruments or documents as may be deemed necessary or desirable by said attorneys upon the termination of the Company;

(c)       any and all amendments of the instruments described in subsections (a) and (b) above, provided such amendments are either required by law to be filed, are necessary to correct statements herein, or are consistent with this Agreement (including, without limitation, any amendments (i) admitting or substituting Members, (ii) to make changes necessary in order to obtain financing, (iii) to make non-material changes to the Operating Agreement as determined in the Manager’s reasonable discretion, or (iv) which have been authorized in accordance with Section 18); and

(d)       any and all such other instruments as may be deemed necessary or desirable by said attorney to carry out fully the provisions of this Agreement in accordance with its terms.

The foregoing grant of authority: (i) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incapacity, insolvency or dissolution of each Member; and (ii) shall survive the delivery of an assignment by a Member of the whole or any portion of his Units or interest herein.

20.       Securities Registrations and Investment Representation.

(a)       No registration statement relating to the sale of the Units, or otherwise, is to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the securities laws of any state; and the Units are being offered and sold in reliance upon one or more exemptions from registration under applicable federal and state securities laws.

(b)       Each Class A Member and Class B Member severally represents and warrants that (i) it is acquiring his interest in the Company for his own account, for investment purposes only, and not with a view to the sale or distribution of, or with the present intention of selling or distributing, all or any part of such interest; and (ii) the Company has given it full and complete access to any and all financial, and other materials and information relative to the Company, as are in possession or control of the Company. Each Class A Member and Class B Member further represents that it is relying on his own tax, investment, and legal counsel with respect to the financial and tax benefits and other legal and investment aspects of his investment in the Company.

21.       Governing Law; Consent to Jurisdiction. This Agreement shall be regarded for all purposes as a Texas document, and the validity and construction thereof shall be determined and governed by the laws of the State of Texas. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held illegal, invalid or unenforceable or in conflict with the Act or other applicable law, the remainder of this Agreement, or the application of such provision to any person or circumstance, shall be held illegal, invalid or unenforceable or in conflict with the Act or other applicable law, the remainder of this Agreement, or other application of such provision to persons or circumstances other than those to which it is held illegal, invalid, unenforceable or in conflict shall not be affected thereby. Any request for an equitable relief and/or litigation arising thereunder will be initiated solely in Chicago, Illinois. Each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgement rendered thereby in connection therewith, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

22.       Notice. All notices, requests, and demands herein required or permitted to be given or made shall be deemed to be effectively served and delivered (i) on the date of personal or courier delivery; or (ii) three (3) business days after the date of deposit in the United States mail by registered or certified mail, postage prepaid, return receipt requested, and

(a)       if intended for the Company or the Manager or the Class B Member, addressed to the Company or Manager or Class B Member at the principal office of the Company; and

(b)       if intended for a Class A Member, addressed to that Member at its address appearing at Appendix B, as amended from time to time; or to such other person or at such other address designated by written notice given to the Company and all Members in accordance herewith.

23.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one Agreement.

       24.       Interpretation. The use of the masculine, feminine, or neuter gender and the use of the singular and plural shall not be given the effect of any exclusion or limitation herein; and the use of the word “person” or “party” shall mean and include any individual, trust, corporation, Company or other entity. All Section titles and captions contained herein are for convenient reference only and shall not be deemed as a part of the context of this Agreement.

25.       Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein and are superseded hereby.

26.       Side Letters. Notwithstanding any provision of this Agreement (including Section 25 hereof) to the contrary, it is hereby acknowledged and agreed that the Company, and the Manager on its own behalf or on behalf of the Company, may, without the approval of any other Member, enter into a side letter or similar agreement (each, a “Side Letter”) to or with a Member which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement between such Member and the Company. The parties hereto agree that any terms contained in a Side Letter shall govern with respect to such Member notwithstanding the provisions of this Agreement.

27.       Construction. This Agreement shall not be construed against any person for having drafted it.

28.       No Partition. No Member or holder of any Units will have any right to maintain any action for partition with respect to the property of the Company.

29.       Confidentiality.

(a)       Each Member recognizes and acknowledges that such Member will be entrusted with or have access to confidential and proprietary information that is the property of the Company. Each Member therefore agrees that, during the time that such Member is a Member and at all times thereafter, such Member shall not, without the prior written consent of the Manager and applicable other Member, directly, or indirectly, (i) disclose or otherwise make available to any third party, any Confidential Information (as defined below) other than in the performance of such Member’s duties with respect to the Company, in connection with disputes involving this Agreement or the agreements contemplated hereby or as required by law or (ii) utilize or convert Confidential Information for such Member’s own benefit or gain. As used herein, the term “Confidential Information” shall mean all non-public information, whether tangible or intangible, in any form or medium, relating to the business or affairs of the Company, including the identities of the Members. Each Member acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and the covenants set forth in this Section 29 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that the Company and other Members would not have purchased Units or entered into this Agreement without such Restrictive Covenants, that irreparable injury will result to the Company and/or the Members if any Member breaches any of the terms of the Restrictive Covenants, and that in the event of any Member’s actual or threatened breach of any of the Restrictive Covenants, none of the Company will have an adequate remedy at law. Each Member accordingly agrees that in the event of an actual or threatened breach by the Manager or such Member of any of the Restrictive Covenants, the Company or the other Members shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or of posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Company or any Member from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages. Notwithstanding the foregoing, nothing contained herein shall prohibit any Member that is an employee of the manager or any of its Affiliates from reporting possible violations of law or regulation to any Governmental Entity including, but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. The provisions of this Section 29 shall survive termination of this Agreement.

(b)       Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative or other agent of such party) may disclose to its tax professional advisors (and such advisors’ partners, shareholders, members, employees and agents), the tax treatment, tax structure or tax strategies relating to, the Company and any transactions entered into by the Company and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment, tax strategies and tax structure.

30.       Method of Giving Consent. Any approval required by this Agreement may be given as follows:

(a)       By a written approval given by the Member whose approval is solicited and obtained (the “Consenting Member”) prior to the doing of the act or thing for which the approval is solicited; or

(b)       By the affirmative vote of the Consenting Member to the doing of the act or thing for which the approval is solicited or obtained at any meeting called and held to consider the doing of such act or thing; provided, that, if a proxy is obtained from a Consenting Member prior to any meeting, such proxy may be revoked at a meeting held to consider the doing of such act or thing.

(c)       A Member shall be deemed to have consented to a proposed amendment to this Agreement if it has not objected to the proposed amendment by written notice to the Manager delivered within 10 days of Manager’s written notice to the Manager of the proposed amendment. However, a Member shall not be deemed to have consented to any amendment that contravenes any of the clauses in Section 18, unless it affirmatively consents to the proposed amendment in writing.

31.       Meetings.

(a)       Any meeting of Members shall be held not fewer than five (5) business days nor more than sixty (60) days after notice thereof shall have been given by the Manager to all Members. The Manager may set in advance a record date for determining the Members entitled to notice of and to vote at any meeting and to give any approval.

(b)       Notice of a meeting of the Members may be given by the Manager, in its discretion, at any time. Any such notice shall state briefly the purpose, time and place of the meeting.

(c)       Meetings of the Members may be held by telephone or other electronic device. All such meetings shall be held at such reasonable places as the Manager shall designate and during normal business hours. All expenses of attending the meetings shall be borne by the Members attending the same.

(d)       If, pursuant to any provision of this Agreement, any Member is not entitled to cast a vote, give a consent or provide or withhold any approval by this Agreement or otherwise (whether in writing or at a meeting), the determination as to whether the matters under consideration has been approved or consented to shall be made without regard to the Units, Capital Commitment or capital contributions of such Member in counting the necessary votes, consents or approvals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective January 18, 2022.

MANAGER:

ETX Management #1, LLC, by:

Brent Beal, Manager

Brock Beal, Manager

Appendix A

CASH FLOW

Cash Flow shall be applied as follows:

a.	First, to the Class A Members in accordance with their accrued but unpaid Preferred Returns; then
b.	Second, eighty percent (80%) to the Class A Members and twenty percent (20%) to the Class B Members in accordance with their Percentage Interests.

Appendix B

Class A and Class B Members

Pro Forma

Capital Units